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Exhibit 12

PRO FORMA
PANHANDLE EASTERN PIPE LINE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For Period of June 12 - September 30,	For Period of January 1 - June 11,	Year Ended December 31,
	2003	2003	2002
	(dollars in millions)
EARNINGS:
Consolidated pre-tax income from continuing operations before minority interest and equity earnings (losses)	$40.8	$78.1	$125.5
Equity earnings (losses)	—	0.4	(7.0)
Pro forma earnings adjustment	(3.9)	(4.7)	30.2
Fixed charges	18.6	29.5	62.0
Minority interest	—	—	(3.5)
Capitalized interest	(0.9)	(1.0)	(3.0)

Earnings	$54.6	$102.3	$204.2

FIXED CHARGES:
Interest	$19.4	$33.0	$73.8
Net amortization of debt discount and premium and issuance expense	(6.0)	2.4	2.6
Capitalized interest	0.9	1.0	3.0
Interest portion of rental expense	0.4	0.6	1.8
Pro forma interest adjustments	3.9	(7.5)	(19.2)

	—	—	—
	—	—	—
Fixed charges	$18.6	$29.5	$62.0

Ratio of earnings to fixed charges	2.9	3.5	3.3

PANHANDLE EASTERN PIPE LINE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For Period of June 12- September 30,	For Period of January 1- June 11,	Year Ended December 31,			For Period of March 29- December 31,	For Period of January 1- March 28,	Years Ended December 31,
	2003	2003	2002	2001	2000	1999	1999	1998
	(dollars in millions)
EARNINGS:
Consolidated pre-tax income from continuing operations before minority interest and equity earnings (losses)	$40.8	$78.1	$125.5	$91.9	$107.1	$68.5	$52.8	$142.2
Equity earnings (losses)	—	0.4	(7.0)	(0.8)	0.2	(0.2)	0.2	5.6
Fixed charges	14.7	37.0	81.2	87.3	86.7	62.9	19.7	83.8
Minority interest	—	—	(3.5)	—	—	—	—	—
Capitalized interest	(0.9)	(1.0)	(3.0)	(3.0)	(0.2)	(0.3)	(0.1)	(2.8)

Earnings	$54.6	$114.5	$193.2	$175.4	$193.8	$130.9	$72.6	$228.8

FIXED CHARGES:
Interest	19.4	$33.0	$73.8	$82.0	$84.1	$58.1	$18.4	$77.0
Net amortization of debt discount and premium and issuance expense	(6.0)	2.4	2.6	0.8	0.6	0.7	0.2	0.2
Capitalized interest	0.9	1.0	3.0	3.0	0.2	0.3	0.1	2.8
Interest portion of rental expense	0.4	0.6	1.8	1.5	1.8	3.8	1.0	3.8

Fixed charges	$14.7	$37.0	$81.2	$87.3	$86.7	$62.9	$19.7	$83.8

Ratio of earnings to fixed charges	3.7	3.1	2.4	2.0	2.2	2.1	3.6	2.7

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  Exhibit 12